EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Flight Safety Technologies, Inc. Announces New Auditor
and Investment in Missile Threat Counter Technology

MYSTIC, CT (February 9, 2005) - Flight Safety Technologies, Inc. (AMEX:FLT) has engaged Wolf & Company, P.C., which has offices in Boston and Springfield, Massachusetts, as its principal independent public accountant to succeed Kostin, Ruffkess and Company, LLC, the company's current independent accountant. The reason for the change is that Kostin has decided to discontinue public company audit services to all of its public company clients. Wolf & Company will provide services to the company required in connection with the preparation of unaudited financial statements for its third quarter ending February 28, 2005 and corresponding Form 10-QSB and will provide audit services to the company for the audited financial statements for its fiscal year ending May 31, 2005. The decision to engage Wolf & Company was made by the company's Finance and Audit Committee in accordance with Section 301 of the Sarbanes-Oxley Act of 2002.

Wolf & Company is a 94-year old New England based, regional certified public accounting firm that is registered with the Public Company Accounting Oversight Board, which qualifies it to conduct audits of U.S. public companies. Wolf & Company also is registered with the American Institute of Certified Public Accountants, Center for Public Company Audit Firms, and currently is the independent auditor for 15 publicly traded companies (8 financial institutions and 7 commercial companies). Wolf & Company represents a number of technology driven clients, both publicly traded and privately held, and has experience with government contractors which are subject to the Federal Acquisition Regulations.

In a previous communication, the company announced that it is working with Sanders Design International, a New Hampshire company, and others, on a countermeasure technology designed to defend airliners against certain shoulder-fired missile threats. Toward this end, the company recently provided independent research and development (IRAD) funding to Sanders to initiate the investigation of a unique, low cost, airline compatible countermeasure concept called TIICM (Tactical Integrated Illuminated Counter Measure). As prime contractor under its teaming agreement with Sanders to develop missile countermeasures, the company also is seeking federal funding for research and development of this technology. Although there are ongoing discussions among the company, the federal government and airlines, there can be no assurances that any contracts will result from these efforts or that the TIICM technology will prove effective. In addition, much larger competitors have more mature solutions that are currently being funded by the government and there can be no assurance that, even if it obtains funding for a research and development contract and TIICM proves effective, the company will realize any commercial revenue from this project.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is developing advanced technologies aimed primarily at improving the safety and efficiency of aircraft travel. The company has been working under a federally funded contract with the Volpe National Transportation Center of the U.S. Department of Transportation to develop, test, and utilize its patented technology called SOCRATES(TM) to monitor and detect dangerous "wake vortex turbulence."

The Company believes that, if and when it successfully completes development and testing, of which there can be no assurance, SOCRATES(TM) in consort with NASA-developed vortex-track prediction technology can: improve the safety of air traffic by determining more precisely when it is safe to land or take off, increase efficiency at airports by optimizing aircraft landing and takeoff separation standards, reduce passenger delays and generate substantial cost savings for airports and the airline industry.

The company is also developing a proprietary low-cost collision warning system called UNICORN(TM), for small and private aircraft and is exploring the application of UNICORN(TM) to unmanned aircraft of the type used by the U.S. Department of Defense and U.S. Department of Homeland Security. The company also is working with Sanders Design International to explore the feasibility of technology that Sanders is developing to defend airlines against certain shoulder-fired missile threats.

For further information, please contact Todd Atenhan or James Kautz at the company's investor relations firm at 1-888-917-5105. In addition, more extensive information on the company can be found on its website at www.flysafetech.com and in its current SEC filings.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES(TM) wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contact:

EPOCH Financial Group, Inc.

Todd Atenhan or James Kautz

(888) 917-5105